Exhibit 99.1

USA Technologies Appoints R. Wayne Jackson as CFO

Industry Veteran Adds Strong Leadership to Executive Management Team

MALVERN, Pa. – August 14, 2020 – USA Technologies, Inc. (OTC:USAT) (“USAT” or the “Company”), a cashless payments and software services company that provides end-to-end technology solutions for the self-service retail market, announced today that R. Wayne Jackson has joined the company as chief financial officer, effective immediately. He will be based in USAT’s Atlanta office.

“We continue to strengthen our management team in order to successfully position the Company for future growth,” said Sean Feeney, Chief Executive Officer, USA Technologies. “Wayne’s financial and operational expertise, as well as his extensive experience as CFO of a publicly-traded company, will provide USAT with the leadership needed for this position, as we continue to execute on our business transformation.”

Mr. Jackson will oversee the finance organization and lead all aspects of the Company’s financial strategy and operations, including budgeting and planning, treasury, accounting, tax, and financial reporting. He joins USA Technologies after serving four years as the Chief Financial Officer of Secureworks Corp., a leader in software-driven cybersecurity services. While there he led the finance and accounting functions, as well as procurement, IT, investor relations, as well as M&A efforts and was instrumental in the company’s successful spinoff from Dell and subsequent IPO, in 2016.

Previously, Mr. Jackson was a partner at PricewaterhouseCoopers, LLP (“PwC”). During his tenure with the firm, he served in a variety of roles and was the lead engagement partner for a number of the firm’s largest public company clients, including The Walt Disney Company, Time Warner, Inc. and Bell South Corporation, which were all part of PWC’s Entertainment, Media and Communications group.  Prior to that, he was Chief Financial Officer and Senior Vice President of Concert Communications Services (“Concert”), a global joint venture created by AT&T Inc. and British Telecommunications plc.

Mr. Jackson holds a B.S. from the University of Alabama. He is a member of The University of Alabama School of Commerce Board of Advisors, and also the Institute of Certified Public Accountants.

USAT’s Interim CFO, Eugene C. Cavanaugh will continue to work with the Company as a consultant and assist through the transition.

Sean Feeney continued, “Gene stepped in and has done a great job running the Finance organization. He hit the ground running and bridged the leadership gap. Gene has been an integral part of the team - we are grateful for his expertise, professionalism and positive contributions.”

About USA Technologies, Inc.
USA Technologies, Inc. is a cashless payments and software services company that provides end-to-end technology solutions for the self-service retail market. USAT is transforming the unattended retail community by offering one integrated solution for payments processing, logistics, and back-office management. The Company’s enterprise-wide platform is designed to increase consumer engagement and sales revenue through digital payments, digital advertising and customer loyalty programs, while providing retailers with control and visibility over their operations and inventory. As a result, customers ranging from vending machine companies, to operators of micro-markets, gas and car charging stations, laundromats, metered parking terminals, kiosks, amusements and more, can run their businesses more proactively, predictably, and competitively.

--F-USAT

Media and Investor Relations Contact:
Alicia V. Nieva-Woodgate
USA Technologies
+1 720.808.0086
anievawoodgate@usatech.com